Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A of Fidelity Beacon Street Trust: Fidelity Tax Managed Stock Fund of our report dated December 19, 2008 on the financial statements and financial highlights included in the October 31, 2008 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
February 04, 2009